[REGAL-BELOIT CORPORATION LETTERHEAD]





U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

       In a letter dated March 27, 2002, our independent public accountants, Arthur Andersen LLP ("Andersen"), represented to us that their audit of the consolidated financial statements of Regal-Beloit Corporation and subsidiaries as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that their engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.




REGAL-BELOIT CORPORATION


/s/ Kenneth F. Kaplan
--------------------------------------------
Kenneth F. Kaplan
Vice President, Chief Financial Officer and
Secretary


March 27, 2002